Exhibit 95

Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires domestic mine operators to disclose violations and orders issued under the Federal Mine Safety and Health Act of 1977 (the "Mine Act") by the federal Mine Safety and Health Administration ("MSHA"). We do not act as the owner of any mines, but as a result of our performing services or construction at mine sites as an independent contractor, we are considered an "operator" within the meaning of the Mine Act. The mine data retrieval system maintained by MSHA may show information that is different than what is provided herein. Any such difference may be attributed to the need to update that information on MSHA’s system and/or other factors.
The following table provides information for the three months ended March 31, 2020:

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations(1)	Section 104(b) Orders(2)	Section 104(d) Citations and Orders(3)	Section 110(b)(2) Violations(4)	Section 107(a) Orders(5)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)(6) (yes/no)	Received Notice of Potential to Have Pattern of Violations Under Section 104(e)(7) (yes/no)	Total Number of Legal Actions Pending as of Last Day of Period	Total Number of Legal Actions Initiated During Period	Total Number of Legal Actions Resolved During Period
Castle Mountain Gold Mine, Equinox Gold 04-04918	—	—	—	—	—	—	—	No	No	—	—	—
Freeport McMoran Safford Inc. 02-03131	—	—	—	—	—	—	—	No	No	—	—	—
(1) The total number of citations issued under section 104 of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.
(2) The total number of orders issued under section 104(b) of the Mine Act, which represent a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA.
(3) The total number of citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.
(4) The total number of flagrant violations identified under section 110(b)(2) of the Mine Act.
(5) The total number of orders issued under section 107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.
(6) A written notice from the MSHA regarding a pattern of violations under section 104(e) of the Mine Act.
(7) A written notice from the MSHA regarding a potential to have a pattern of violations under section 104(e) of the Mine Act.